Exhibit 10.1

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), dated January 20, 2026, is effective as of the “Effective Date” (as defined below), between Acadia Management Company, LLC (the “Company”) and Christopher Hunter (“Employee” and with the Company, collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, Employee is employed by the Company pursuant to an Employment Agreement, dated March 31, 2022, between the Company and Employee (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company shall cease effective on January 20, 2026 as provided under this Agreement; and

WHEREAS, the Parties wish to resolve all matters that Employee may have related to Employee’s employment and the termination of Employee’s employment.

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. Cessation of Employment Relationship; Final Pay; COBRA.

(a) Employee’s employment with the Company shall cease effective as of January 20, 2026 (the “Employment Separation Date”). Employee and the Company agree that upon the Employment Separation Date, Employee shall promptly resign, and shall be deemed to have resigned from all officer, director and employment positions that Employee held at or through the Company, and any of its parents, subsidiaries or affiliates, and Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing. The Employment Separation Date will be the termination date of Employee’s employment for purposes of Employee’s active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates, except as otherwise required by applicable law.

(b) Regardless of whether Employee executes this Agreement, the Company shall timely pay to Employee, minus applicable withholdings and authorized or required deductions: (i) all earned, but unpaid, wages through the Employment Separation Date; (ii) any unpaid expenses or other reimbursements, due to Employee under the Company’s policies, provided that Employee must submit for reimbursement any outstanding business-related expenses within ten (10) days following the Employment Separation Date; and (iii) any amounts payable under the Company’s applicable employee benefits plans and programs in accordance with their terms.

(c) Employee will receive under separate cover information regarding Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). Employee acknowledges that Employee should review the COBRA notice and election forms carefully to understand Employee’s rights and obligations to make timely elections, provide timely notification and make timely premium payments.

(d) Notwithstanding anything to the contrary set forth herein, in the Acadia Healthcare Company, Inc. Incentive Compensation Plan or in the applicable award agreement, the Company and Employee hereby acknowledge and agree that, except with respect to the treatment of the Prorated PSUs (as defined in Section 2 hereof) as set forth in Section 2 below, effective as of the Employment Separation Date, any unvested equity or equity-based awards of the Company or any of its parents, subsidiaries and affiliates held by Employee and/or Employee’s affiliates shall be automatically and immediately forfeited for no consideration as of the Employment Separation Date.

2. Separation Payments. Provided that Employee complies with this Agreement and the “ADEA Release” (as defined below) becomes effective pursuant to its terms, (a) Employee shall remain eligible to earn Employee’s annual bonus for the 2025 calendar year, such amount, if any, to be determined and paid in accordance with Section 3(b) of the Employment Agreement at the same time such annual bonuses are paid to other employees of the Company, less all applicable withholdings and authorized or required deductions; (b) Employee shall receive cash amount equal to one and half times (1.5x) the sum of (x) Employee’s annual base salary in effect as of immediately prior to the Employment Separation Date and (y) Employee’s target annual bonus for the 2025 calendar year, less all applicable withholdings and authorized or required deductions, payable in substantially equal installments in accordance with the Company’s general payroll practices (as in effect from time to time) during the eighteen (18)-month period following the Employment Separation Date; (c) an amount equal to the after-tax cost of the premiums for continued health and dental insurance for Employee and/or Employee’s dependents in accordance with COBRA, such premiums to be referred to herein as COBRA Premium Payments, for the period commencing on the date that continuation coverage under COBRA begins (“COBRA Commencement Date”) and ending on the eighteen (18)-month anniversary of the COBRA Commencement Date (payable in monthly installments during and concurrently with such period); (d) payment of $1,785,000, less all applicable withholdings and authorized or required deductions, in respect of the cash retention bonus pursuant to that certain Retention Bonus Agreement by and between Employee and the Company, dated January 14, 2025 and (e) a prorated portion of outstanding PSUs determined based on the actual number of days elapsed during the applicable performance period on or before the Employment Separation Date shall remain outstanding and eligible to vest at the end of the applicable performance period based on actual achievement of the applicable performance conditions (the “Prorated PSUs”); provided, that any payments pursuant to this Section 2 that would otherwise have been paid prior to the ADEA Release Effective Date (as defined below) shall be accumulated and paid in a lump sum on the first payroll date following the ADEA Release Effective Date. The payments and benefits under this Section 2 are not earnings or wages under any Company 401(k) plan.

3. Confidentiality. Subject to Section 10 below, Employee hereby reaffirms Employee’s obligations under Section 5 of the Employment Agreement.

4. Continuing Obligations. Employee hereby reaffirms Employee’s obligations under Sections 6 and 7 of the Employment Agreement and agrees to comply at all times with Employee’s post-employment obligations. The Company hereby reaffirms the Company’s obligations under Section 7(c) of the Employment Agreement.

5. Release.

(a) In exchange for the consideration provided in this Agreement, Employee agrees that, to the maximum extent permitted by law, Employee, on behalf of Employee and Employee’s heirs, administrators, executors and assigns, shall, and hereby does, forever and irrevocably release and discharge the Company and each of its past, present and future parents, subsidiaries, affiliates, portfolio companies and funds, and each of their past, present and future managers, directors, officers, directors, employees, successors and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Employee or any of Employee’s heirs, executors, administrators or assigns, may have through the date upon which Employee executes this Agreement, including those that arise out of or are connected with Employee’s employment with, or Employee’s separation or termination from, the Company, including, but not limited to, any allegation, Claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

(b) Notwithstanding anything in this Agreement to the contrary, Employee’s release of Claims under the Age Discrimination in Employment Act, as amended (the “ADEA Release”) shall only become effective with respect to Employee’s release of Claims under the ADEA as of the Effective Date upon: (i) Employee’s separate signature set forth on the signature page of this Agreement reflecting Employee’s assent to Employee’s release of Claims under the ADEA as of the Effective Date and (ii) Employee not revoking such execution by the seventh (7th) calendar day following such execution.

(c) Employee represents and agrees that Employee has not, by himself or on Employee’s behalf, instituted, prosecuted, filed, or processed any litigation, Claims or proceedings against the Company or any Released Parties, nor has Employee encouraged or assisted anyone to institute, prosecute, file, or process any litigation, Claims or proceedings against the Company or any Released Parties. Nothing in this Section 5 shall release or impair (i) any Claim or right that may arise after the date that Employee executes this Agreement; (ii) any right to any earned and accrued base salary or benefits or incurred but unreimbursed business expense reimbursements or any severance or other benefits to which Employee is entitled under this Agreement (including, without limitation, Section 2 of this Agreement, which it is acknowledged Employee is entitled to receive as provided herein), (iii) any rights to vested ERISA benefits, as well as Employee’s rights as an equity or security holder in the Company or its affiliates; (iv) any Claim or right Employee may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, the Company’s, Acadia Healthcare Company, Inc.’s, and their respective affiliates’ organizational documents, applicable law or otherwise (including, for the avoidance of doubt, all rights under the letter referred to in Section 11 of this Agreement); and (v) any Claim which by Federal, state or local law cannot be waived. Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency; provided that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this Agreement shall prohibit Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or awards under other whistleblower laws that cannot be waived by law.

(d) Employee understands that Employee may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of the release set forth in this Section 5, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(e) Employee represents that Employee has made no assignment or transfer of any right or Claim covered by Section 5(a) hereof and that Employee further agrees that Employee is not aware of any such Claim covered by Section 5(a) hereof.

(f) Employee understands, acknowledges, and agrees that any amounts paid to him in accordance with Section 2 of this Agreement are being given as consideration in exchange for executing this Agreement, including the ADEA Release contained in it. Employee understands that he will not receive any payments specified in Section 2 unless Employee executes this Agreement including the ADEA Release contained in it and does not revoke the execution of the ADEA Release within the time period permitted hereafter. Employee acknowledges and agrees that, except as expressly set forth under this Agreement, Employee is not entitled to receive any additional compensation, bonus, equity compensation, payment in lieu of any paid time off, equity awards, severance payments or other payments or benefits of any kind from the Company or its parents, subsidiaries or its affiliates or with respect to Employee’s employment with the Company or any of its parents, subsidiaries and affiliates, including, without limitation, any payments of any kind under the Employment Agreement.

(g) In signing the ADEA Release, Employee acknowledges and intends that it will be effective as a bar to each and every one of the released Claims hereinabove mentioned or implied. Employee expressly consents that the ADEA Release will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected released Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other released Claims hereinabove mentioned or implied. Employee acknowledges and agrees that this waiver is an essential and material term of the ADEA Release and that without such waiver the Company would not have agreed to the terms of this Agreement. Employee further agrees that in the event Employee should seek to recover against the Company in any released Claim brought by a governmental agency on Employee’s behalf, the ADEA Release will serve as a complete defense to such released Claim to the maximum extent permitted by law. Employee further agrees that he is not aware of any pending claim of the type described in Section 5(a) above as of the execution of the ADEA Release.

6. Company Property. Employee acknowledges and agrees that, other than as expressly approved by the Company, Employee has returned, or will return within two (2) days after the Employment Separation Date, all Company property and non-public, confidential, proprietary and/or trade secret information in Employee’s custody, possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, work-related passwords, PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data (collectively, “Company Property”), which Employee prepared or obtained during the course of Employee’s employment with the Company; provided, that Employee shall be permitted to copy and remove personal contacts and information from such communication devices. If Employee discovers any property of the Company or non-public, confidential, proprietary and/or trade secret information in Employee’s possession after the Employment Separation Date, Employee shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information.

7. No Admission of Liability; No Prevailing Party. The Parties agree that this Agreement is not to be construed as an admission of any wrongdoing or liability on the part of the Parties under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties. The Parties agree that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render the Parties a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.

8. Voluntary Execution. Employee acknowledges, certifies and agrees that: (a) Employee has carefully read this Agreement and fully understands all of its terms; (b) Employee had a reasonable amount of time to consider Employee’s decision to execute this Agreement; (c) in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; and (d) that Employee enters into this Agreement voluntarily, of Employee’s own free will, without any duress and with knowledge of its meaning and effect in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing this Agreement and not revoking the ADEA Release. Employee acknowledges that the Company has advised Employee to consult with an attorney prior to executing this Agreement and that Employee has had an opportunity to consult with Employee’s counsel.

9. Review Period. Employee has been given twenty-one (21) days from the date of Employee’s receipt of this Agreement to consider the terms of this Agreement, although Employee may sign it at any time sooner; provided, that Employee may not execute it until the Employment Separation Date. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period. The date upon which Employee and the Company have signed this Agreement and the Company has received Employee’s signature, shall be the “Effective Date”. Employee has seven (7) calendar days after the date on which Employee executes this Agreement for purposes of the ADEA Release to revoke Employee’s consent to the ADEA Release. Provided that Employee does not revoke Employee’s execution of this Agreement for purposes of the ADEA Release within such seven (7) day revocation period, this ADEA Release will become effective on the eighth (8th) calendar day after the date on which Employee signs this Agreement for purposes of the ADEA Release (such date, the “ADEA Release Effective Date”). If Employee does not execute the ADEA Release or if Employee revokes Employee’s execution of the ADEA Release, the Company’s obligations under Section 2 of this Agreement shall be null and void. For purposes of the foregoing, any revocation must be in writing and must be emailed to Karen Ehlermann at Karen.Ehlermann@acadiahealthcare.com, and notice of such revocation must be received within the applicable seven (7) calendar days referenced above.

10. Permitted Disclosures. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates shall prohibit or restrict Employee or Employee’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards or awards under other whistleblower laws that cannot be waived by law. In addition, nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

11. Cooperation. Employee recognizes that the Company is involved in and may become involved in litigation and other business matters unrelated to litigation from time to time. As a further material inducement to the Company to provide the payments and benefits set forth in Section 2 hereof and for Employee to accept same, Employee agrees to cooperate with the Company and its subsidiaries in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by the Company or its subsidiaries (including, without limitation, Employee being available to the Company and its subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’s or its subsidiaries’ request to give testimony without requiring service of a subpoena or other legal process, volunteering the Company and its subsidiaries all pertinent information and turning over to the Company and its subsidiaries all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other activities and commitments), all at the Company and its subsidiaries’ sole cost and expense. Upon reasonable request from the Company, Employee also agrees to turn over any personal mobile devices or computers owned by Employee that contain Company-related documents or data for purposes of collection and preservation of such Company-related documents or data solely to Employee’s counsel at Sullivan & Cromwell LLP (who, for the avoidance of doubt, will turn over all relevant communications contained on such devices or computers promptly to the Company). During the period that Employee receives the severance set forth in Section 2(b) hereof, Employee shall make himself reasonably available to provide reasonably requested transition support at the request of the Company. Any services requested by the Company under this Section 11 shall be scheduled to not unreasonably interfere with Employee’s employment or personal obligations at the time. It is expressly agreed that the Company’s rights to avail itself of the advice and consultation services of Employee shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Employee in such events, and that non-compliance with any such request by Employee for good reason, including, but not limited to, ill health, shall not constitute a breach or violation of this Agreement. Notwithstanding the foregoing, the Company agrees to advance certain legal costs incurred by Employee with respect to certain pending investigations before the U.S. Department of Justice and the U.S. Securities and Exchange Commission in accordance with the conditions set out in the October 30, 2024 letter executed between Employee and Acadia Healthcare Company, Inc., a Delaware corporation, entitled “Advancement of Legal Fees and Expenses in Connection with Government Investigations and Related Civil Litigation.” Nothing in this Agreement limits Employee’s ability to communicate with any government agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any government agency.

12. Successors and Assigns; Third-Party Beneficiaries. The Parties agree that this Agreement shall inure to the benefit of the personal representatives, heirs, executors, and administrators of Employee. This Agreement may not be assigned by Employee. The Company may freely assign all rights and obligations of this Agreement to any affiliate or successor (including to a purchaser of all or substantially all of the Company’s assets). The Released Parties are expressly intended to be third-party beneficiaries of this Agreement and it may be enforced by each of them.

13. No Oral Modifications. This Agreement shall not be modified except in writing signed by Employee and an authorized representative of the Company.

14. Severability. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

15. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one Party to the other Party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature.

16. Governing Law; Jurisdiction; Waiver of Jury Trial. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that any action between Employee and the Company shall be resolved exclusively in a federal or state court in Tennessee, and the Company and Employee hereby consent to such jurisdiction and waive any objection to the jurisdiction of any such court. As a specifically bargained for inducement for each of the Parties to enter into this Agreement, Employee and the Company (after having the opportunity to consult with counsel) hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

17. Entire Agreement. This Agreement, together with any prior agreements that are expressly incorporated herein by reference, constitutes the complete and entire agreement and understanding of the Parties, and supersedes in its entirety any and all prior understandings, negotiations, commitments, obligations and/or agreements, whether written or oral, between the Parties, including, without limitation, the Employment Agreement (excluding, for the avoidance of doubt, Sections 5, 6 and 7 of the Employment Agreement, which shall continue to apply following the Employment Separation Date). The Parties represent that, in executing this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth in this Agreement, with regard to the subject matter, basis or effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the below-indicated date(s).

EMPLOYEE

/s/ Christopher Hunter	1/21/2026
Christopher Hunter	Date

ACADIA MANAGEMENT COMPANY, LLC

/s/ Brian Farley	1/21/2026
(Signature)	Date

Name: Brian Farley
Title: Executive Vice President, General Counsel & Secretary

[Signature Page to Separation and Release Agreement]